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Exhibit 99.1

[LETTERHEAD]

July 20, 2005

RE: Patni Computer Systems Limited Registration Statement on Form F-1

        We consent to the use of and references to our name under the heading "Business—Industry Background" in the prospectus included in the registration statement on Form F-1 of Patni Computer Systems Limited and any amendments thereto for the following statement:

"According to an IDC report published in 2004, 80% of businesses in a survey with thirty respondents selected India as a preferred country for offshore IT services."

The quote is based on —"US Customer Experiences and Best practices when going offshore—Document #31179" by David Tapper.

Signed:

/s/ • • Group VP and General Manager, IDC Worldwide Services

/s/ IDC

IDC

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  Exhibit 99.1
[LETTERHEAD]